Exhibit 99.1

Beyond Air® Reports Financial Results

for Second Quarter of Fiscal Year 2024

Provides fiscal year 2025 revenue guidance of $12 - $16 million

US pilot trial of LungFit® PRO to treat viral community acquired pneumonia (VCAP) underway with data expected mid-calendar 2024

Beyond Cancer presents positive first-in-human data for intratumoral administration of ultra-high concentration nitric oxide (UNO) therapy demonstrating safety and evidence of immune system activation at the Society for Immunotherapy Conference (SITC)

Submitted PMA supplement to FDA for the expansion of LungFit PH label to include cardiac surgery; approval anticipated in second half calendar 2024

LungFit PH granted Innovative Technology contract from Vizient, Inc., the nation’s largest provider-driven health care performance improvement company

Entered into an agreement with Getz Healthcare to commercialize the LungFit PH device in certain countries across the Asia-Pacific region

Conference call scheduled for 4:30 p.m. ET today, November 13th

Garden City, NY, November 13, 2023 – Beyond Air, Inc. (NASDAQ: XAIR) (“Beyond Air” or the “Company”), a commercial stage medical device and biopharmaceutical company focused on harnessing the power of endogenous and exogenous nitric oxide (NO) to improve the lives of patients suffering from respiratory illnesses, neurological disorders and solid tumors (through its affiliate Beyond Cancer, Ltd. (“Beyond Cancer”)), today announced its financial results for the fiscal quarter ended September 30, 2023.

“The Beyond Air and Beyond Cancer teams continue to execute. In the last three months, we have made significant strides in the US hospital market with LungFit PH, licensed LungFit PH in certain Asian markets, submitted a PMA supplement to the FDA for cardiac surgery, presented preclinical and human data for treatment of solid tumors with UNO and began the United States VCAP study,” said Steve Lisi, Chairman and Chief Executive Officer of Beyond Air. “Market confidence in our superior LungFit PH technology continues to grow along with our market penetration and opportunities. I am proud of our progress and want to thank our customers who gave us the opportunity to succeed over the past year. At the American Academy of Respiratory Care (AARC) last week there was great enthusiasm around our enhanced LungFit PH system which gives us confidence in our fiscal 2025 revenue guidance as well as our belief that LungFit PH will become the dominant product in the market”.

Recent Highlights and Upcoming Milestones

●	LungFit® PH

○	Provided revenue guidance of $12 - $16 million for the fiscal year ending March 31, 2025
○	Entered into an agreement with Getz Healthcare to commercialize the LungFit PH device in certain countries across the Asia-Pacific region, paving the way for an ex-U.S. launch
○	Received an Innovative Technology contract from Vizient Inc. based on recommendations by hospital experts who serve on Vizient’s customer-led councils
○	CE Mark anticipated to be received in first half calendar 2024
○	Submitted a PMA supplement to the FDA for a cardiac surgery label expansion; approval anticipated in calendar year 2024

●	LungFit® PRO

○	Initiated the process for opening sites for a U.S. pilot trial for patients hospitalized with viral community-acquired pneumonia (VCAP)
○	Randomized, double-blind, placebo-controlled trial in 50 patients at 10 sites
○	Top line data expected mid-year 2024 from VCAP study

●	LungFit® GO

○	Plan to initiate a U.S. trial for patients with nontuberculous mycobacteria (NTM) in calendar year 2025, pending discussion with the FDA
○	COPD pilot trial on hold due to strategic prioritization

●	Beyond Cancer - Solid Tumor Program

○	First-in-human data presented at the Society for Immunotherapy Conference (SITC) in November 2023 show that a single intratumoral injection of UNO therapy for 5 minutes was safe and well tolerated in patients and showed upregulation of cytotoxic T-cells, T-central memory cells, M1 macrophages, and dendritic cells while downregulating T-regulatory cells and mononuclear-myeloid-derived suppressor cells (M-MDSC)
○	Published pre-clinical data demonstrating that UNO therapy combined with anti-mPD-1 has a synergistic immune response resulting in a significant improvement in tumor regression rates and survival in mice
○	Pooled data analysis of combination studies with 50,000 or 100,000 ppm UNO and anti-mPD-1 demonstrated more than a doubling in survival versus anti-mPD-1 alone, presented at the AACR-NCI-EORTC International Conference on Molecular Targets and Cancer Therapeutics

●	Autism Spectrum Disorder (ASD) Program

○	Announced pre-clinical data demonstrating a therapeutic effect for at least 10 days after a single subcutaneous injection of an extended-release selective neuronal nitric oxide synthase (nNOS) inhibitor
○	Plan to initiate a first-in-human study for treatment of ASD in 2025

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Financial Results for the Fiscal Quarter Ended September 30, 2023

Revenues for the three months ended September 30, 2023 were $0.24 million compared to zero for the quarter ended September 30, 2022. Cost of revenue of $0.4 million was recognized for the three months ended September 30, 2023, compared to $0.2 million for the three months ended September 30, 2022.

Research and development expenses for the three months ended September 30, 2023 were $7.1 million as compared to $4.5 million for the three months ended September 30, 2022. The additional $2.7 million was due primarily to an increase in stock-based compensation, salaries, and development costs associated with the pipeline.

General and administrative expenses for the three months ended September 30, 2023 and September 30, 2022 were $10.2 million and $8.0 million, respectively. The $2.2m increase was mainly due to stock based compensation, professional fees and salaries.

Net loss attributed to common stockholders for the three months ended September 30, 2023, was ($16.2) million or a loss of ($0.51) per share, basic and diluted. The Company’s net loss attributed to common stockholders for the three months ended September 30, 2022 was ($12.0) million or a loss of ($0.40) per share, basic and diluted.

Total cash burn in the quarter ended September 30, 2023, was $16.5 million, including $6.4 million in one-time payments which had previously been disclosed and accrued. Aside from these one-time payments, cash burn in the quarter was $10.1 million which is in line with our guidance of approximately $10 million per quarter.

As of September 30, 2023, the Company had cash, restricted cash, cash equivalents and marketable securities of $43.9 million.

Conference Call & Webcast

Monday, November 13th @ 4:30 PM ET

1-877-407-0784 (Domestic)

1-201-689-8560 (International)

Call me - https://callme.viavid.com/viavid/?callme=true&passcode=13738837&h=true&info=company-email&r=true&B=6

Participants can use Guest dial-in #s above and be answered by an operator OR click the Call me™ link for instant telephone access to the event.

Webcast: https://viavid.webcasts.com/starthere.jsp?ei=1640134&tp_key=2d5ff9123d

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About Beyond Air®, Inc.

Beyond Air is a commercial stage medical device and biopharmaceutical company dedicated to harnessing the power of endogenous and exogenous nitric oxide (NO) to improve the lives of patients suffering from respiratory illnesses, neurological disorders and solid tumors. The Company has received FDA approval for its first system, LungFit® PH, for the treatment of term and near-term neonates with hypoxic respiratory failure. Beyond Air is currently advancing its other LungFit systems in clinical trials for the treatment of severe lung infections such as viral community-acquired pneumonia (including COVID-19), and nontuberculous mycobacteria (NTM). The Company has also partnered with The Hebrew University of Jerusalem to advance a pre-clinical program dedicated to the treatment of autism spectrum disorder (ASD) and other neurological disorders. Beyond Cancer, Ltd., an affiliate of Beyond Air, is investigating ultra-high concentrations of NO with a proprietary delivery system to target certain solid tumors in the pre-clinical setting. For more information, visit www.beyondair.net.

About Nitric Oxide

Nitric Oxide is a powerful molecule, naturally synthesized in the human body, proven to play a critical role in a broad array of biological functions. In the airways, NO targets the vascular smooth muscle cells that surround the small resistance arteries in the lungs. Currently, exogenous inhaled NO is used in adult respiratory distress syndrome, post certain cardiac surgeries and persistent pulmonary hypertension of the newborn to treat hypoxemia. Additionally, NO is believed to play a key role in the innate immune system and in vitro studies suggest that NO possesses anti-microbial activity not only against common bacteria, including both gram-positive and gram-negative, but also against other diverse pathogens, including mycobacteria, viruses, fungi, yeast and parasites, and has the potential to eliminate multi-drug resistant strains.

About LungFit®*

Beyond Air’s LungFit is a cylinder-free, phasic flow generator and delivery system and has been designated as a medical device by the U.S. Food and Drug Administration (FDA). The ventilator compatible version of the device can generate NO from ambient air on demand for delivery to the lungs at concentrations ranging from 1 ppm to 80 ppm. The LungFit system could potentially replace large, high-pressure NO cylinders providing significant advantages in the hospital setting, including greatly reducing inventory and storage requirements, improving overall safety with the elimination of NO2 purging steps, and other benefits. LungFit can also deliver NO at concentrations at or above 80 ppm for potentially treating severe acute lung infections in the hospital setting (e.g. COVID-19, bronchiolitis) and chronic, refractory lung infections in the home setting (e.g. NTM). With the elimination of cylinders, Beyond Air intends to offer NO treatment in the home setting.

* Beyond Air’s LungFit PH is approved for commercial use only in the United States of America to treat term and near-term neonates with hypoxic respiratory failure. Beyond Air’s other LungFit systems are not approved for commercial use and are for investigational use only. Beyond Air is not suggesting NO use over 80 ppm or use at home.

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About PPHN

Persistent pulmonary hypertension of the newborn (PPHN) is a lethal condition and secondary to failure of normal circulatory transition at birth. It is a syndrome characterized by elevated pulmonary vascular resistance (PVR) that causes labile hypoxemia due to decreased pulmonary blood flow and right-to-left shunting of blood. Its incidence has been reported as 1.9 per 1000 live births (0.4–6.8/1000 live births) with mortality rate ranging between 4–33%. This syndrome complicates the course of about 10% of infants with respiratory failure and remains a source of considerable morbidity and mortality. NO gas is a vasodilator, is approved in dozens of countries to improve oxygenation and reduces the need for extracorporeal membrane oxygenation (ECMO) in term and near-term (>34 weeks gestation) neonates with hypoxic respiratory failure associated with clinical or echocardiographic evidence of pulmonary hypertension in conjunction with ventilator support and other appropriate agents.

About Viral Community-Acquired Pneumonia (VCAP)

In adults, viruses have been identified as the causative agents in approximately 100 million cases of community-acquired pneumonia per year. While viral pneumonia in adults is most commonly caused by rhinovirus, respiratory syncytial virus (RSV) and influenza virus, newly emerging viruses (including SARS-CoV-1, SARS-CoV-2, avian influenza A, and H1N1 viruses) have been identified as pathogens contributing to the overall burden of adult viral pneumonia. Patients aged 65 years or older are at particular risk for death from the disease, as are patients with other underlying health conditions or weakened immune systems. There is no consensus regarding the use of antiviral drugs to treat viral pneumonia, and specific preventative measures are currently limited to the influenza vaccine. Given that current treatment recommendations are largely limited to supportive care, there is an unmet medical need for effective treatment options. NO may prove to be a treatment as the impact on the lung should result in bronchodilation, reduction in inflammation and inhibition of the viral replication process.

About NTM

NTM infection is a rare and serious bacterial infection in the lungs causing debilitating pulmonary disease associated with high morbidity and mortality. NTM infection is acquired by inhaling aerosolized bacteria from the environment, and can lead to NTM lung disease, a progressive and chronic condition. According to the Cystic Fibrosis Foundation, 13% of U.S. cystic fibrosis patients had a positive culture for a NTM species in 2017. NTM is considered an emerging public health concern worldwide because of its multi-drug antibiotic resistance. Current treatment guidelines suggest a combination of multiple antibiotics dosed chronically for as long as two years. These complex, expensive and invasive regimens have a poor record in the treatment of Mycobacterium abscessus complex (MABSC) and refractory Mycobacterium avium complex (MAC) and have the potential to cause severe adverse events. Beyond Air’s system is designed to deliver 150 – 400 ppm NO to the lungs, and early data, including from the pilot study of the LungFit GO, indicate that this range of NO concentrations could have a positive effect on patients infected with NTM.

About Bronchiolitis

The majority of hospital admissions of infants with bronchiolitis are caused by respiratory syncytial virus (RSV). RSV is a common and highly transmissible virus that infects the respiratory tract of most children before their second birthday. While most infants with RSV present with minor respiratory symptoms, a small percentage develop serious lower airway infections, termed bronchiolitis, which can become life-threatening. The absence of treatment options for bronchiolitis limits the care of these sick infants to largely supportive measures. Beyond Air’s system is designed to effectively deliver 150 – 400 ppm NO, for which preliminary studies indicate may eliminate bacteria, viruses, fungi, and other microbes from the lungs.

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About Beyond Cancer, Ltd.

Beyond Cancer, Ltd., an affiliate of Beyond Air, Inc., is a development-stage biopharmaceutical and medical device company utilizing (UNO via a proprietary delivery platform to treat primary tumors and prevent metastatic disease. Nitric oxide at ultra-high concentrations has been reported to show anticancer properties and to potentially serve as a chemosensitizer and radiotherapy enhancer. A first-in-human study is underway in patients with solid tumors. The Company is conducting preclinical studies of UNO in multiple solid tumor models to inform additional treatment protocols.

For more information, visit www.beyondcancer.com.

About UNO Therapy for Solid Tumors

Cancer is the second leading cause of death globally, with tumor metastases responsible for approximately 90% of all cancer-related deaths. Current cancer treatment modalities generally include chemotherapy, immunotherapy, radiation, and/or surgery. UNO therapy is a completely new approach to preventing relapse or metastatic disease. In vitro murine data show that local tumor ablation with UNO stimulates an anti-tumor immune response in solid tumor cancer models. The Company believes that UNO has the potential to prevent relapse or metastatic disease with as little as a single 5-minute treatment and with limited toxicity or off-target effects.

About ASD

ASD is a serious neurodevelopmental and behavioral disorder, and one of the most disabling conditions and chronic illnesses in children. ASDs include a wide range of developmental disorders that share a core of neurobehavioral deficits manifested by abnormalities in social interactions, deficits in communication, restricted interests, and repetitive behaviors. In 2023, the CDC reported that approximately 1 in 36 children in the U.S. is diagnosed with an ASD. On average, ASD costs an estimated $60,000 a year through childhood, with the bulk of the costs in special services and lost wages related to increased demands on one or both parents. Mothers of children with ASD, who tend to serve as the child’s case manager and advocate, are less likely to work outside the home. On average, they work fewer hours per week and earn 56 percent less than mothers of children with no health limitations and 35 percent less than mothers of children with other disabilities or disorders. The cost of caring for Americans with autism reached $268 billion in 2015 and is expected to rise to $461 billion by 2025 in the absence of more-effective interventions and support across the life span.

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Forward Looking Statements

This press release contains “forward-looking statements” concerning the potential safety and efficacy of inhaled nitric oxide and the ultra-high concentration nitric oxide product candidate, as well as its therapeutic potential in a number of indications; and the potential impact on patients and anticipated benefits associated with inhaled nitric oxide and the ultra-high concentration nitric oxide product candidate. Forward-looking statements include statements about expectations, beliefs, or intentions regarding product offerings, business, results of operations, strategies or prospects. You can identify such forward-looking statements by the words “appears,” “expects,” “plans,” “anticipates,” “believes” “expects,” “intends,” “looks,” “projects,” “goal,” “assumes,” “targets” and similar expressions and/or the use of future tense or conditional constructions (such as “will,” “may,” “could,” “should” and the like) and by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results as of the date they are made. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from any future results expressed or implied by the forward-looking statements. These forward-looking statements are only predictions and reflect views as of the date they are made with respect to future events and financial performance. Many factors could cause actual activities or results to differ materially from the activities and results anticipated in forward-looking statements, including risks related to the ability to raise additional capital; the timing and results of future pre-clinical studies and clinical trials; the potential that regulatory authorities, including the FDA and comparable non-U.S. regulatory authorities, may not grant or may delay approval for our product candidates; the approach to discover and develop novel drugs, which is unproven and may never lead to efficacious or marketable products; the ability to fund and the results of further pre-clinical studies and clinical trials of our product candidates; obtaining, maintaining and protecting intellectual property utilized by products; obtaining regulatory approval for products; competition from others using similar technology and others developing products for similar uses; dependence on collaborators; and other risks, which may, in part, be identified and described in the “Risk Factors” section of Beyond Air’s most recent Annual Report on Form 10-K and other of its filings with the Securities and Exchange Commission, all of which are available on Beyond Air’s website. Beyond Air and Beyond Cancer undertake no obligation to update, and have no policy of updating or revising, these forward-looking statements, except as required by applicable law.

CONTACTS:

Investor Relations contacts

Edward Barger

Head of Investor Relations

ebarger@beyondair.net

Corey Davis, Ph.D.

LifeSci Advisors, LLC

Cdavis@lifesciadvisors.com

(212) 915-2577

Media contacts

Kori-Ann Taylor

Head of Marketing

ktaylor@beyondair.net

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BEYOND AIR, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(amounts in thousands, except share and per share data)

	September 30, 2023	March 31, 2023
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$13,179	$29,158
Marketable securities	25,463	16,724
Restricted cash	5,231	10,129
Accounts receivable	205	-
Inventory, net	1,574	1,129
Grant receivable	-	420
Other current assets and prepaid expenses	1,481	1,850
Total current assets	47,134	59,410
Licensed right to use technology	1,529	1,632
Right-of-use lease assets	2,294	2,493
Property and equipment, net	6,824	5,003
Other assets	224	212
TOTAL ASSETS	$58,005	$68,749

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$3,292	$2,016
Accrued expenses	8,496	16,613
Operating lease liability, current portion	391	376
Loans payable, current portion	275	775
Total current liabilities	12,454	19,780

Operating lease liability, net	2,087	2,321
Long-term debt	14,044	120
Warrant Liability	238	-
Derivative liability	349	-
Other long-term liabilities	-	4,500
Total liabilities	29,173	26,721

Stockholders’ equity
Preferred Stock, $0.0001 par value per share: 10,000,000 shares authorized, 0 shares issued and outstanding	-	-
Common Stock, $0.0001 par value per share: 100,000,000 shares authorized, 31,972,434 and 30,738,585 shares issued and outstanding as of September 30, 2023 and March 31, 2023, respectively	3	3
Treasury stock	(25)	(25)
Additional paid-in capital	235,495	217,339
Accumulated deficit	(209,770)	(179,455)
Accumulated other comprehensive income	43	53
Total stockholders’ equity attributable to Beyond Air, Inc	25,746	37,915
Non-controlling interests	3,085	4,113
Total equity	28,831	42,028
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$58,005	$68,749

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BEYOND AIR, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(amounts in thousands, except share and per share data)

(UNAUDITED)

	For the Three Months Ended		For the Six Months Ended
	September 30,		September 30,
	2023	2022	2023	2022

Revenue	$239	$-	$298	$-

Cost of revenue	432	179	735	179

Gross loss	(193)	(179)	(437)	(179)

Operating expenses:

Research and development	(7,130)	(4,452)	(11,826)	(7,678)
General and administrative	(10,211)	(7,990)	(21,147)	(16,203)
Operating expenses	(17,342)	(12,442)	(32,972)	(23,882)

Operating loss	(17,535)	(12,621)	(33,410)	(24,061)

Other income (loss)
Dividend/interest income and gains on marketable securities	641		1,050	-
Interest expense	(914)	(48)	(1,072)	(96)
Change in fair value of warrant liability	324	-	647	-
Change in fair value of derivative liability	500	-	1,012	-
Foreign exchange loss	(42)	(217)	(34)	(394)
Estimated liability for contingent loss	(400)	-	(598)	-
Other income / (expense)	-	88	(77)	99
Total other income (expense)	109	(177)	929	(391)

Benefit from income taxes	-	-	-	-

Net loss	$(17,426)	$(12,797)	$(32,481)	$(24,452)

Less : net loss attributable to non-controlling interests	(1,205)	(830)	(2,165)	(1,550)

Net loss attributable to Beyond Air, Inc.	(16,220)	(11,968)	(30,315)	(22,902)

Foreign currency translation gain /(loss)	(35)	171	(9)	343
Comprehensive loss attributable to Beyond Air, Inc.	$(16,255)	$(11,797)	$(30,325)	$(22,559)

Net basic and diluted loss per share attributable to Beyond Air, Inc.	$(0.51)	$(0.40)	$(0.96)	$(0.77)

Weighted average number of shares, outstanding, basic and diluted	31,800,492	29,898,825	31,592,880	29,893,414

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